Exhibit 99a






For More Information, Call:
William P. Hourihan, Jr., Senior Vice President of Home Port Bancorp Inc. and President and Chief Executive Officer of Nantucket Bank
Telephone (508) 228-0580

NANTUCKET, Massachusetts March 25, 1998/PR Newswire/Home Port Bancorp, Inc. (NASDAQ:HPBC)

         Home Port Bancorp, Inc. ("Home Port") is a one-bank holding company which owns all of the stock of Nantucket Bank. Home Port announced today that an investigation by Nantucket Bank management revealed an apparent "check-kiting" scheme by one of its customers, whereby checks drawn on Nantucket Bank were timed to be covered by checks drawn on another bank while checks drawn on that other bank were covered by checks drawn on Nantucket Bank. The consequences of the described "check-kiting" caused an overdraft which could result in a loss to Nantucket Bank of up to $518,000, plus related legal and other costs which cannot be estimated at this time.

         Nantucket Bank is reporting the incident to regulatory and enforcement authorities and has instructed its legal counsel to take vigorous legal action seeking full recovery of its loss from its customer and other sources. A complaint has been filed by the Nantucket Bank in the Superior Court, Barnstable County seeking such recovery. There is no assurance that Nantucket Bank will be able to recover any of the $518,000 and related expenses. Accordingly, it is expected that a charge for the full amount of the potential loss will be made against Home Port's 1st quarter 1998 earnings.